Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 4 to the Registration Statement (Form S-1 No. 333-150655) and the related Prospectus of Biomet Inc and its subsidiaries. and to the incorporation by reference therein of our report dated July 25, 2007 (except Notes 5 and 13, as to which the date is April 29, 2008) with respect to the consolidated financial statements and schedule for the year ended May 31, 2007 of Biomet Inc. and its subsidiaries included in its Annual Report on Form 10-K for the year ended May 31, 2009 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
September 15, 2009